SOUTHWEST GAS HOLDINGS, INC.
SUMMARY UNAUDITED OPERATING RESULTS
(In thousands, except per share amounts)

	THREE MONTHS ENDED		SIX MONTHS ENDED		TWELVE MONTHS ENDED
	JUNE 30,		JUNE 30,		JUNE 30,
	2017	2016	2017	2016	2017	2016

Results of Consolidated Operations
Contribution to net income - gas operations	$9,522	$2,358	$86,460	$79,941	$125,942	$113,302
Contribution to net income - construction services	8,716	6,585	1,382	4,448	29,552	32,472
Corporate and administrative	(374)	-	(670)	-	(670)	-
Net income	$17,864	$8,943	$87,172	$84,389	$154,824	$145,774

Basic earnings per share	$0.38	$0.19	$1.83	$1.78	$3.26	$3.08
Diluted earnings per share	$0.37	$0.19	$1.82	$1.77	$3.24	$3.06

Average outstanding common shares	47,571	47,473	47,550	47,455	47,516	47,347
Average shares outstanding (assuming dilution)	47,884	47,811	47,874	47,787	47,857	47,693

Results of Natural Gas Operations
Gas operating revenues	$260,162	$255,648	$722,764	$780,748	$1,263,428	$1,395,629
Net cost of gas sold	69,421	71,416	216,300	285,016	328,405	486,048
Operating margin	190,741	184,232	506,464	495,732	935,023	909,581
Operations and maintenance expense	102,501	98,744	211,180	199,541	413,363	397,886
Depreciation and amortization	46,254	57,232	107,449	117,977	222,935	224,845
Taxes other than income taxes	14,497	12,987	29,279	27,000	54,655	50,982
Operating income	27,489	15,269	158,556	151,214	244,070	235,868
Other income (deductions)	2,052	2,436	5,663	4,191	9,748	3,569
Net interest deductions	16,991	16,561	34,201	32,791	68,407	65,041
Income before income taxes	12,550	1,144	130,018	122,614	185,411	174,396
Income tax expense (benefit)	3,028	(1,214)	43,558	42,673	59,469	61,094
Contribution to net income - gas operations	$9,522	$2,358	$86,460	$79,941	$125,942	$113,302

SOUTHWEST GAS HOLDINGS, INC.
SELECTED STATISTICAL DATA
JUNE 30, 2017

FINANCIAL STATISTICS
Market value to book value per share at quarter end	202%
Twelve months to date return on equity -- total company	9.3%
-- gas segment	8.1%
Common stock dividend yield at quarter end	2.7%
Customer to employee ratio at quarter end (gas segment)	888 to	1

GAS OPERATIONS SEGMENT
Authorized
Authorized	Authorized	Return on
Rate Base	Rate of	Common
Rate Jurisdiction	(In thousands)	Return	Equity
Arizona	$1,324,902	7.42%	9.50%
Southern Nevada	825,190	6.46	10.00
Northern Nevada	115,933	7.88	9.30
Southern California	159,277	6.83	10.10
Northern California	67,620	8.18	10.10
South Lake Tahoe	25,389	8.18	10.10
Paiute Pipeline Company (1)	87,158	8.46	11.00

(1) Estimated amounts based on rate case settlement.

SYSTEM THROUGHPUT BY CUSTOMER CLASS
SIX MONTHS ENDED	TWELVE MONTHS ENDED
JUNE 30,	JUNE 30,
(In dekatherms)	2017	2016	2017	2016
Residential	45,810,326	45,797,775	68,475,112	71,709,842
Small commercial	17,864,184	17,569,917	29,746,780	29,857,918
Large commercial	5,047,946	4,983,834	9,159,002	9,128,712
Industrial / Other	1,691,615	1,570,129	3,149,000	3,063,175
Transportation	46,880,253	47,775,900	96,160,440	107,116,483
Total system throughput	117,294,324	117,697,555	206,690,334	220,876,130

HEATING DEGREE DAY COMPARISON
Actual	1,126	1,147	1,590	1,758
Ten-year average	1,227	1,248	1,748	1,776

Heating degree days for prior periods have been recalculated using the current period customer mix.